Exhibit 99.1

METACRINE REPORTS SECOND-QUARTER 2022 RESULTS

SAN DIEGO – August 9, 2022 - Metacrine, Inc. (NASDAQ:MTCR), a clinical-stage biopharmaceutical company pioneering differentiated therapies for patients with gastrointestinal diseases, today reported its second-quarter 2022 financial results.

“We have made meaningful progress during the quarter in evaluating strategic alternatives designed to maximize stockholder value,” said Preston Klassen, M.D., MHS, president and chief executive officer of Metacrine. Potential strategic alternatives to be explored and evaluated may include a merger, sale, or other business combination, a strategic partnership with one or more parties, or the licensing, sale or divestiture of our programs.

Second-Quarter 2022 Financial Results

•	Cash Balance - Cash, cash equivalents and short-term investments were $55.5 million as of June 30, 2022. Metacrine believes it has sufficient capital to fund its current operating plan through 2023.

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R&D Expenses - Research and development expenses were $2.3 million for the three months ended June 30, 2022, as compared to $11.4 million for the prior-year period. The decrease was primarily driven by lower clinical development costs related to the MET409 and MET642 programs and lower employee-related costs.

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G&A Expenses - General and administrative expenses were $3.4 million for the three months ended June 30, 2022, as compared to $4.0 million for the prior-year period. The decrease was attributable to lower employee-related costs and expenses associated with operating as a publicly traded company.

•	Net Loss - Net loss was $6.3 million for the three months ended June 30, 2022, as compared to $15.6 million for prior-year period.

About Metacrine

Metacrine, Inc. is a clinical-stage biopharmaceutical company developing differentiated therapies for patients with gastrointestinal diseases. Metacrine has developed a proprietary farnesoid X receptor platform utilizing a unique chemical scaffold, which has demonstrated an improved therapeutic profile in clinical trials. To learn more, visit www.metacrine.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements about the sufficiency of Metacrine’s capital to fund its current operating plan through 2023 and statements about Metacrine’s evaluation of strategic alternatives. Words such as “may,” “potential,” “believes” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Metacrine’s expectations and assumptions that may never materialize or prove to be incorrect. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks related to Metacrine’s ability to identify and consummate strategic alternatives that yield additional value for stockholders; the timing, benefits and outcome of Metacrine’s strategic alternatives review process, including the determination of whether or not to pursue or consummate any strategic alternative; the structure, terms and specific risks and uncertainties associated with any potential strategic transaction; potential disruptions in Metacrine’s business and the stock price as a result of the evaluation of strategic alternatives or the public announcement thereof and any decision or transaction resulting from such evaluation; potential delays in initiating, enrolling or completing any clinical trials; competition from third parties; and Metacrine’s ability to obtain, maintain and protect its intellectual property. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in Metacrine’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 9, 2022, and in Metacrine’s other filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except as required by law, Metacrine assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Investor & Media Contact

Investor Relations

Metacrine, Inc.

investors@metacrine.com

Metacrine, Inc.

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Operating expenses:
Research and development	$2,309	$11,368	$8,989	$22,225
General and administrative	3,412	3,992	8,894	7,688
Restructuring charges	44	—	902	—
Gain from lease termination and asset sale	—	—	(508)	—
Total operating expenses	5,765	15,360	18,277	29,913
Loss from operations	(5,765)	(15,360)	(18,277)	(29,913)
Total other income (expense)	(497)	(225)	(865)	(440)
Net loss	$(6,262)	$(15,585)	$(19,142)	$(30,353)

Metacrine, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$55,530	$76,427
Prepaid expenses and other current assets	3,611	2,313
Total current assets	59,141	78,740
Property and equipment, net	—	347
Operating lease right-of-use asset	—	902
Total assets	$59,141	$79,989
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$503	$368
Accrued and other current liabilities	2,150	7,392
Total current liabilities	2,653	7,760
Long-term debt, net of debt discount	13,616	13,303
Other long-term liabilities	1,388	1,571
Stockholders’ equity	41,484	57,355
Total liabilities and stockholders’ equity	$59,141	$79,989